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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                (Amendment No. 4)

                          -----------------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          -----------------------------

                                 FPL GROUP, INC.
             (Exact name of registrant as specified in its charter)

          Florida                     1-8841                     59-2449419
(State of incorporation or         (Commission                (I.R.S. Employer
       organization)               File Number)              Identification No.)

                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000
                         (Address of principal executive
                          offices, including zip code)

                         -------------------------------

     Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class             Name of each exchange on which
           to be so registered            each class is to be so registered
           -------------------            ---------------------------------
     Preferred Share Purchase Rights           New York Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

     Securities Act registration statements file numbers to which this form relates: ___________ (if applicable).

     Securities to be registered pursuant to Section 12(g) of the Act: None

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.
        -------------------------------------------------------

     FPL Group, Inc., a Florida corporation (the "Company") delivered to Computershare Investor Services, LLC ("Computershare"), as successor to EquiServe Trust Company, N.A., as successor to Fleet National Bank, a national banking association (formerly known as The First National Bank of Boston) ("EquiServe"), a Certificate of Adjustment, dated as of March 15, 2004 (the "Certificate of Adjustment"). The Certificate of Adjustment adjusted the Rights Agreement, dated as of July 1, 1996, between the Company and EquiServe, as amended by the Amendment to Rights Agreement, dated as of July 30, 2000 (the "First Amendment"), between the Company and EquiServe, as amended by the Second Amendment to Rights Agreement, dated as of December 26, 2002 (the "Second Amendment"), between the Company and EquiServe, as amended by the Third Amendment, dated as of January 1, 2004 (the "Third Amendment"), between the Company and Computershare (collectively, the "Rights Agreement"), in order to provide for the two-for-one division ("Stock Split") of the Company's common stock, $.01 par value, effective at 5:00 P.M., Eastern Time, on March 15, 2005. Following the Stock Split, each preferred share purchase right (a "Right") entitles the registered holder, until the earlier of the close of business on June 30, 2006 or the redemption or exchange of the Rights, to purchase from the Company one two-hundredth of a share of Series A Junior Participating Preferred Stock, $.01 par value, of the Company ("Preferred Stock"), at the time, at a price per one one-hundredth of a share of Preferred Stock, and subject to the other terms and conditions contained in the Rights Agreement. Additionally, following the Stock Split, each Right will be redeemable at a redemption price of $.005 per Right.

     The foregoing description of the Certificate of Adjustment is qualified in its entirety by reference to the full text of the Certificate of Adjustment, which is attached hereto as Exhibit 5 and is incorporated herein by reference, to the Rights Agreement, which was attached as Exhibit 4 to the Form 8-K filed by the Company on June 18, 1996 and is incorporated herein by reference, to the First Amendment, which was attached as Exhibit 2 to the Form 8-A/A filed by the Company on August 1, 2000 and is incorporated herein by reference, to the Second Amendment, which was attached as Exhibit 3 to the Form 8-A/A filed by the Company on January 3, 2003, and to the Third Amendment, which was attached as
Exhibit 4 to the Form 8-A/A filed by the Company on December 19, 2003 and is incorporated herein by reference.


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Item 2. Exhibits.
        --------

        Exhibit No.     Description
        -----------     -----------

        1. Form of Rights Agreement, dated as of July 1, 1996, between FPL Group, Inc. and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First National Bank of Boston) (filed as Exhibit 4 to Form 8-K dated June 17, 1996 (File No. 1-8841) and incorporated by reference herein).

        2. Amendment to Rights Agreement, dated as of July 30, 2000, between FPL Group, Inc. and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First National Bank of Boston) as the Rights Agent (filed as Exhibit 2 to Form 8-A/A dated July 31, 2000 (File No. 1-8841) and incorporated by reference herein).

        3. Second Amendment to Rights Agreement, dated as of December 26, 2002, between FPL Group, Inc. and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First National Bank of Boston) as the Rights Agent (filed as Exhibit 3 to Form 8-A/A dated January 3, 2003 (File No. 1-8841) and incorporated by reference herein).

        4. Third Amendment to Rights Agreement, dated as of January 1, 2004, between FPL Group, Inc., Computershare Investor Services, LLC as the successor rights agent, and EquiServe Trust Company, N.A. as the predecessor rights agent (filed as Exhibit 4 to Form 8-A/A dated December 19, 2003 (File No. 1-8841) and incorporated by reference herein).

        5.              Certificate of Adjustment to Rights Agreement, dated
                        March 15, 2005.


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement on Form 8-A/A to be signed on its behalf by the undersigned, thereto duly authorized.


Dated: March 25, 2005                    FPL GROUP, INC.


                                         By:   /s/ Edward F. Tancer
                                            -------------------------------
                                            Name:  Edward F. Tancer
                                            Title: Vice President and
                                                   General Counsel


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                                  EXHIBIT INDEX

        Exhibit No.     Description
        -----------     -----------

        5.              Certificate of Adjustment to Rights Agreement, dated
                        March 15, 2005.